EXHIBIT 5.1

September 16, 2002

SEQUENOM, INC.
3595 John Hopkins Court
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by SEQUENOM, INC., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of 225,773 shares (the “Shares”) of the Company’s Common Stock, $.001 par value (the “Common Stock”), issuable upon the exercise of outstanding options granted pursuant to the 1997 Axiom Biotechnologies Inc. Stock Option Plan (the “1997 Plan”) and upon the exercise of certain other options (the “Non-Plan Options”). The options granted under the 1997 Plan and the Non-Plan Options are hereinafter collectively referred to as the “Options.” The Options were assumed by the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated as of August 20, 2002 (the “Merger Agreement”), by and among the Company, Axiom Biotechnologies Inc., a California corporation and Ajax Acquisition Corp., a California corporation and wholly owned subsidiary of the Company.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the 1997 Plan, the Options, the Merger Agreement, the Company’s Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Options, the Registration Statement and the applicable prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ D. BRADLEY PECK

D. Bradley Peck